Exhibit 23.2

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in this Registration Statement of SearchMedia Holdings Limited (the “Company”) on Form S-8 of our report dated October 29, 2010 with respect to our audits of the consolidated financial statements of the Company as of December 31, 2009 and for the two-year period then ended December 31, 2009 appearing in the Annual Report on Form 20-F of the Company for the year ended December 31, 2010. We resigned as auditors on April 22, 2011 and, accordingly, we have not performed any audit or review procedures with respect to any financial statements appearing in such Prospectus for the periods after the date of our resignation.

/s/Bernstein & Pinchuk LLP

New York

September 27, 2011